Rule: 424(b)(3)
                                                              File No: 333-62905

                  PRICING SUPPLEMENT NO. 7 DATED JULY 21, 1999
        (To Prospectus Supplement dated September 25, 1998 and Prospectus dated September 24, 1998)

                           FLEET FINANCIAL GROUP, INC.
           SENIOR MEDIUM-TERM NOTES, SERIES N (The "Senior Notes") and
       SUBORDINATED MEDIUM-TERM NOTES, SERIES O (THE "Subordinated Notes")
                     DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                               FLOATING RATE NOTE

            Series N (Senior) [x]                                          Series O (Subordinated)  [ ]

Principal Amount:             $200,000,000.00                              CUSIP Number:         33900Q AR 5

Price to Public:              See Additional                               Original Issue Discount (OID) Note:  [ ]  Yes   [x]  No
                              Terms below                                  ----------------------------------
                                                                           Total Amount of OID:
Issue Date:                   July 26, 1999                                Yield to Maturity:
                                                                           Initial Accrual Period OID:

Maturity Date:                July 26, 2002

Issue Price (as %                                 Price to Issuer
  of principal):              See Below           (as % to principal:      100.000%

Specified Currency (if other than US Dollars):

Interest Rate Basis:                              [ ] CMT Rate                            [ ] Treasury Rate
                                                      Designated CMT Telerate Page:       [ ] Federal Funds Rate
                                                      Designated CMT Maturity Index:      [ ] Prime Rate
                                                  [ ] Commercial Paper Rate               [ ] Other:
                                                  [x] LIBOR
                                                      LIBOR SCREEN
                                                            Telerate [x]
                                                            Reuters  [ ]
                                                            Other    [ ]

Index Maturity:               3 Month
Spread:                       plus 30 basis points
Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Initial Interest Rate:        5.58750%
Method of Calculation:        Actual / 360      [x] Actual/Actual [ ]           30/360 [ ]

Interest Determination Date:                    [ ] One Business Day Prior to the Interest Reset Date (No Rate Cutoff)
                                                [ ] Two Business Days Prior to the Interest Reset Date
                                                [x] Two London Business Days Prior to the Interest Reset Date
Initial Interest Reset Date:  October 26, 1999
Interest Reset Dates:         Quarterly on each Interest Payment Date
Interest Payment Dates:         the 26th of each January, April, July, and October
                                or next good business day commencing October 26, 1999
Regular Record Dates (if other than the 15th day prior to each Interest Payment Date):
Interest Reset Period:        Quarterly
Interest Payment Period:      Quarterly
Calculation Agent (if other than First National Bank of Chicago):
Redemption:                                     [x]  The Notes cannot be redeemed prior to maturity
                                                [ ]  The Notes can be redeemed prior to maturity
                                                               Initial Redemption Date:
                                                               Initial Redemption Percentage:
                                                               Annual Redemption Percentage Reduction:
Repayment:                                      [x]  The Notes cannot be repaid prior to maturity
                                                [ ]  The Notes can be repaid prior to maturity, at the
                                                       option of the holder of the Note
                                                               Holder's Optional Repayment Date(s):
Index Currency:                                 Place of Payment:                 Authorized Denomination:
(only if non-U.S. Dollar denominated)
Agent:                                Chase Securities Inc.
Agent's Capacity:                         [x] As Principal         [ ] As Agent
Delivery:                                     DTC # 187





Additional  Terms:
The Notes may be sold at varying prices related to prevailing market conditions at the time or times of resale.

Expenses:

The aggregate expenses, other than the Agents' Discounts and Commissions specified in the Prospectus Supplement dated September 25, 1998 and the Prospectus dated September 24, 1998, payable by Fleet Financial Group, Inc. are estimated at up to $175,000, including reimbursement of the Agents' expenses, based on an aggregate initial offering price of $2,000,000,000 of its Senior and its Subordinated Notes.




Recent Developments:
On March 14, 1999, Fleet Financial Group, Inc. ("FFG") and BankBoston Corporation ("BankBoston") entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of BankBoston with and into FFG (The "Merger"). Consummation of the Merger is subject to a number of conditions, including (1) the adoption of the Merger Agreement by the stockholders entitled to vote thereon of each of FFG and BankBoston, (2) receipt of all requisite governmental approvals (including the approval of the Board of Governors of the Federal Reserve System), and (3) certain other customary conditions.

In addition, FFG and BankBoston cannot complete the Merger unless it is approved by the Board of Governors of the Federal Reserve System. The United States Department of Justice has input into this approval process. FFG and BankBoston have proposed to divest approximately $13 billion of deposits from the combined company. FFG believes that the proposed divestiture is consistent with the antitrust guidelines of the Federal Reserve Board and the Department of Justice, but there can be no assurance that one or both of these agencies may not seek greater levels of divestiture. FFG does not believe that these divestitures will have a significant negative effect on it.